UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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TRANZYME, INC.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On July 10, 2013, the board of directors of Tranzyme, Inc. (the “Company”), a Delaware corporation, approved the following modified version of the Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Company included as Annex F to the Proxy Statement of the Company (the “Proxy Statement”).  This modified version of Annex F does not substantively change the effect of the original Annex F to the Proxy Statement, but instead is modified to address technical issues of Delaware corporate law.

If you have previously submitted a proxy in connection with Tranzyme’s special meeting of stockholders scheduled for July 15, 2013, you are not required to take any action at this time unless you wish to change your vote.  Any Tranzyme stockholder of record voting by proxy, other than those Tranzyme stockholders who have executed a voting agreement and irrevocable proxy, has the right to revoke the proxy at any time before the polls close at the special meeting by sending a written notice stating that he, she or it would like to revoke his, her or its proxy to the Corporate Secretary of Tranzyme, by providing a duly executed proxy card bearing a later date than the proxy being revoked or by attending the special meeting and voting in person. Attendance alone at the special meeting will not revoke a proxy. If a stockholder of Tranzyme has instructed a broker to vote its shares of Tranzyme’s common stock that are held in “street name,” the stockholder must follow directions received from its broker to change those instructions.

CERTIFICATE OF AMENDMENT OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
TRANZYME, INC.

PURSUANT TO SECTION 242 OF THE
GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

Tranzyme, Inc., a Delaware corporation (the “Corporation”), hereby certifies as follows:

The Board of Directors of the Corporation (the “Board”), pursuant to Section 242 of the Delaware General Corporations Law (“DGCL”), has duly adopted a resolution setting forth the following proposed amendment (the “Amendment”) to the Corporation’s certificate of incorporation as currently in effect (the “Certificate of Incorporation”) and declaring such amendment advisable, and the stockholders of the Corporation have duly approved and adopted the Amendment at a special meeting of stockholders called and held upon notice in accordance with Section 222 and Section 242 of the DGCL.

In order to effect such proposed amendment, on the date of filing of this Certificate of Amendment of the Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), each [•](1) (the “Conversion Number”) shares of the Corporation’s common stock, par value $0.00001 (the “Common Stock”) (including treasury shares) issued and outstanding as of the Effective Time shall be reclassified and combined into one validly issued, fully paid and non-assessable share of Common Stock, automatically and without any action by the holder thereof (the “Reverse Stock Split”). The par value of the Common Stock following the Reverse Stock Split shall remain at $0.00001 per share. No fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split. In lieu of any fractional shares to which a stockholder would otherwise be entitled (after taking into account all fractional shares of Common Stock otherwise issuable to such holder), the Corporation shall, upon surrender of such holder’s certificate(s) representing such fractional shares of Common Stock, pay cash in an amount equal to such fractional shares of Common Stock multiplied by the then fair value of the Common Stock as determined by the Board of Directors.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares formerly represented by such certificate have been reclassified and combined (as well as the right to receive cash in lieu of fractional shares

(1)         Shall be a number greater than one and up to 100 and shall include not more than three decimal digits. By approving the Reverse Stock Split, the stockholders of the Corporation are approving Amendments to the Certificate of Incorporation for each possible Conversion Number within such range, and authorizing the Board to file such Amendment(s) as the Board deems advisable and in the best interest of the Company and its stockholders either prior to or after the Merger, with any such Amendments not filed on or prior to the end of trading hours on the third trading day after the closing date under the Merger Agreement being abandoned and of no further force and effect.

of Common Stock after the Effective Time); provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified.

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation on this [•] day of [•], 2013.

TRANZYME, INC.

By:
Vipin K. Garg, PhD
President and Chief Executive Officer